Exhibit 23.4

8th Floor, 20 Lansbergh Place,

170 Tomas Morato Avenue, 1103

Quezon City, Philippines

Telephone: (632) 372 - 9463

21 April 2020

China Online Education Group

6th Floor Deshi Building North, Shangdi Street,

Haidian District, Beijing 100085

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the incorporation by reference in this Amendment No. 1, and all subsequent amendments and supplements, to China Online Education Group’s Registration Statement on Form F-3, which was originally filed with the Securities and Exchange Commission on April 6, 2020, of the summaries of our opinions that appeared in China Online Education Group’s annual report on Form 20-F for the fiscal year ended 31 December 2019, which was filed by China Online Education Group in April 2020 with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

Sincerely,

/s/ LEE YU RIGETS LAW
LEE YU RIGETS LAW